Exhibit 99.2

SM&A

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of our acquisitions of Project Planning, Incorporated (“PPI”) in February 2007 (the “Transaction”) on our consolidated financial statements. The following unaudited pro forma combined financial statements are based upon the historical condensed consolidated financial statements and notes thereto of SM&A, as adjusted for the PPI acquisition which are included herein.

The unaudited pro forma combined balance sheet gives pro forma effect to the PPI acquisition as if it had been completed on December 31, 2006.  The unaudited pro forma combined statement of income gives pro forma effect to the Transaction as if it had been completed on January 1, 2006 and combines SM&A’s audited consolidated income statement for the fiscal year ended December 31, 2006, as adjusted for the PPI acquisition.

The pro forma adjustments are based upon available information and certain assumptions that SM&A believes are reasonable under the circumstances.  A final determination of fair values relating to the acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed.  This final valuation will be based on the actual net tangible and intangible assets of PPI that existed as of the date of the completion of the acquisition.  The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined financial statements data.

As part of the purchase of PPI, SM&A could pay up to an additional $9.5 million over a three year period upon satisfaction of certain revenue goals in excess of the results realized for the twelve month period ended on February 9, 2007.  The accompanying unaudited pro forma financial statements do not reflect this contingent consideration.

These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by SM&A with the United States Securities and Exchange Commission.

SM&A

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS IF ACQUIRED AS OF DECEMBER 31, 2006

(In thousands)

	Historical SM&A	Historical PPI	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current assets:
Cash and cash equivalents	$15,143	$51	$(3,500	)(2)	$11,412
			(282	)(3)
Accounts receivable, net	15,759	2,225	—		17,984
Prepaid expenses and other current assets	341	100	—		441
Prepaid income taxes	286	—	—		286
Deferred tax asset	244	—	—		244
Total current assets	31,773	2,376	(3,782)		30,367
Fixed assets, net	3,446	41			3,487
Goodwill	—	—	2,917	(1)	2,917
Intangible assets, net	—	—	1,160	(4)	1,160
Deferred tax asset	354	—	—		354
Other assets	53	—	—		53
	$35,626	$2,417	$295		$38,338

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,232	$119	$—		$1,351
Accrued compensation and related benefits	2,112	380	—		2,492
Net liabilities of discontinued operations	42	—	—		42
Total current liabilities	3,386	499	—		3,885
Deferred tax liability	91	—	—		91
Other liabilities	553	—	—		553
Total liabilities	4,030	499	—		4,529

Commitments and contingencies

Stockholders’ equity:
Common stock	2	157	(157	)(5)	35
			33	(5)
Additional paid-in capital	39,893	—	2,180	(5)	42,073
Treasury stock, at cost	(664)	—	—		(664)
Accumulated deficit	(7,635)	1,761	(1,761	)(5)	(7,635)
Total stockholders’ equity	31,596	1,918	295		33,809
	$35,626	$2,417	$295		$38,338

Notes to Unaudited Pro Forma Combined Balance Sheet

(1)          Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to PPI’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the acquisition. The preliminary estimated consideration is allocated as follows (in thousands):

Calculation of consideration:
Cash consideration to PPI stockholder (2)	$3,500
Estimated direct transaction fees and expenses (3)	282
Fair value of 333,333 SM&A shares issued to PPI stockholder (5)	2,213
Total consideration	5,995

Preliminary allocation of consideration:
Book value of PPI’s net assets	1,918
Adjustments to historical net book value:
Intangible assets – Customer relationships (4)	1,130
Intangible assets – Non-competition agreements (4)	30
Adjustment to goodwill	$2,917

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of PPI that existed as of the date of the completion of the acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(2)          Cash consideration to PPI stockholder.

(3)          Represents the estimated payment of direct transaction fees and expenses.

(4)          Of the total estimated purchase price, we allocated $1,130,000 to customer relationships that are expected to amortize over a life of 6 years and $30,000 to non-competition agreements that is expected to amortize over a life of 3 years.  This adjustment is preliminary and is based on our estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation.  A $1,000,000 increase or decrease in value allocated to amortizable intangible assets would increase or decrease annual amortization by approximately $167,000.

Identification and allocation of value to the identified intangible assets was based on the provisions of Statement of Financial Accounting Standard No. 141, “Business Combinations,” (“FAS 141”). The fair value of the identified intangible assets was performed by a valuation firm and estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition.

The estimates of expected useful lives are based on guidance from FAS 141. The useful lives of customer relationships are estimated based upon the length of the relationships currently in place, historical attrition patterns and natural growth and diversification of other potential customers.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•                  Historical performance including sales and profitability.

•                  Business prospects and industry expectations.

•                  Estimated economic life of asset

•                  Acquisition of new customers

•                  Attrition of existing customers

•                  Estimated losses if non-compete agreement did not exist

The factors that contribute to the purchase price resulting in the recognition of goodwill include:

•                  Our belief that the acquisition will create a more diverse company with expansive offerings which will enable us to expand our product offerings to our clients.

(5)          Represents the acquisition of 100% of the equity of PPI in exchange for approximately $3.5 million in cash and 333,333 shares of SM&A common stock and includes the elimination of PPI’s historical equity accounts at December 31, 2006.

SM&A

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

AS IF AQUIRED AT JANUARY 1, 2006

FOR THE 12-MONTHS ENDED DECEMBER 31, 2006

(In thousands, except per share amounts)

	Historical SM&A	Historical PPI	Pro Forma Adjustments		Pro Forma Combined

Revenue	$71,788	$7,521	$—		$79,309
Cost of revenue	43,002	4,513	—		47,515
Gross margin	28,786	3,008			31,794

Selling, general and administrative expenses	23,301	681	—		24,360
Amortization of intangible assets	—	—	198	(1)
Bonus expense	—	—	180	(2)
Operating income	5,485	2,327	378		7,434

Interest income	773	1	(155	)(3)	619
Income before income taxes	6,258	2,328	(533)		8,053

Income tax expense	2,627	—	753	(4)	3,380

Net income	$3,631	$2,328	$(1,286)		$4,673

Net income per share:
Basic	$0.19	$—	$—		$0.24
Diluted	$0.19	$—	$—		$0.24

Shares used in calculating net income per share:
Basic	19,098	—	333	(5)	19,431
Diluted	19,281	—	333	(5)	19,614

Notes to Unaudited Pro Forma Combined Statement of Income

(1)          Reflects amortization of intangibles related to the fair value of intangible assets acquired. Calculation of pro forma amortization expense is as follows (in thousands):

	Asset Amount	Useful Life (Years)	Amortization Expense
Customer relationships	$1,130	6	$188
Non-Competition Agreements	30	3	10
	$1,160		$198

(2)          Represents the non-competition agreement payments for identified key employees.

(3)          Represents an elimination of SM&A interest income at an effective interest rate of 3.5% based on the cash consideration of the SM&A acquisition and transaction fees and pro forma adjustments including income tax expense.

(4)          Reflects the pro forma tax effect of the above adjustments at an estimated statutory rate of 42.0%.

(5)          Reflects the additional dilutive effect for the pro forma period from the issuance of 333,333 shares of SM&A common stock to the PPI stockholder.